Exhibit 4.1

SUPPLEMENTAL INDENTURE – ESCROW MERGER

SUPPLEMENTAL INDENTURE, dated as of October 5, 2021 (this “Supplemental Indenture”), is by and among Penn Virginia Holdings, LLC, a Delaware limited liability company (“Holdings”), each of the parties identified under the caption “Guarantors” on the signature pages hereto (the “Guarantors”), and Citibank, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Penn Virginia Escrow LLC, as issuer (the “Escrow Issuer”) and the Trustee entered into an Indenture, dated as of August 10, 2021 (as amended and supplemented from time to time, the “Indenture”), pursuant to which the Escrow Issuer initially issued $400,000,000 in principal amount of Senior Unsecured Notes due 2026 (the “Notes”);

WHEREAS, on the date hereof, in connection with the consummation of the Lonestar Merger (as defined in the Indenture), the Escrow Issuer merged with and into Holdings, with Holdings as the surviving company of such merger (the “Escrow Merger”);

WHEREAS, the Indenture provides that upon the consummation of the Escrow Merger, Holdings and each Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which (i) Holdings will expressly assume all the obligations of the Escrow Issuer under the Indenture and the Notes, and become the “Company” in respect thereof and (ii) each Guarantor will provide a Note Guarantee in respect of the Company’s obligations under the Indenture and the Notes;

WHEREAS, all acts and procedures prescribed by the Indenture to make this Supplemental Indenture a legally valid and binding instrument on Holdings, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. DEFINED TERMS; INTERPRETATION. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

2. AGREEMENT TO ASSUME OBLIGATIONS AS “COMPANY”. Holdings hereby confirms that it has assumed by operation of law all of the liabilities and obligations of the Escrow Issuer under the Indenture and the Notes, and hereby acknowledges and expressly agrees to such assumption. Holdings acknowledges and agrees that it is bound by all applicable provisions of the Indenture and the Notes on the terms provided for therein and that it will perform all of the obligations and agreements of the “Company” thereunder. From and following the date hereof, each reference in the Indenture or the Notes to the “Company” shall be deemed to be a reference to Holdings.

3. AGREEMENT TO GUARANTEE. Each of the Guarantors hereby agrees, jointly and severally, to unconditionally guarantee the Company’s obligations under the Notes and the Indenture, in each case, on the terms and subject to the conditions set forth in the Indenture. From the date hereof, by executing this Supplemental Indenture, the Guarantors whose signatures appear below are subject to the provisions of the Indenture to the extent applicable.

4. RATIFICATION OF INDENTURE; CONFIRMATION. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

5. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

6. No past, present or future director, officer, employee, incorporator, stockholder, partner, member or joint venturer of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

7. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signatures pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:             October 5                , 2021

PENN VIRGINIA HOLDINGS, LLC

By:	/s/ Russell T Kelley, Jr.
Name: Russell T Kelley, Jr.
Title: Senior Vice President, Chief Financial Officer and Treasurer

GUARANTORS:
PENN VIRGINIA OIL & GAS, LLC
PENN VIRGINIA OIL & GAS GP LLC
PENN VIRGINIA OIL & GAS LP LLC
PENN VIRGINIA MC, LLC
PENN VIRGINIA MC ENERGY L.L.C.
PENN VIRGINIA MC GATHERING COMPANY L.L.C.
PENN VIRGINIA MC OPERATING COMPANY L.L.C.
PENN VIRGINIA RESOURCE HOLDINGS, LLC
By:	/s/ Russell T Kelley, Jr.
Name: Russell T Kelley, Jr.
Title: Senior Vice President, Chief Financial Officer and Treasurer

PENN VIRGINIA OIL & GAS, L.P.

By:	Penn Virginia Oil & Gas GP LLC, its general partner

By:	/s/ Russell T Kelley, Jr.
Name: Russell T Kelley, Jr.
Title: Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Supplemental Indenture – Escrow Merger]

CITIBANK, N.A.,
as Trustee

By:	/s/ William Keenan
Name:	William Keenan
Title:	Senior Trust Officer

[Signature Page to Supplemental Indenture – Escrow Merger]